W.D.Von Gonten&Co.
Petroleum Engineering
808 Travis, Suite 812
Houston, TX 77002
713.224.6333
713.224.6330 Fax
June 13, 2007
EXHIBIT 23.3
Consent of W.D. Von Gonten & Company
     We consent to the references to us under the heading “Experts” in Amendment No. 2 to the Registration Statement on Form S-1 (Registration No. 333-140599), and related Prospectus of Quicksilver Gas Services LP and the use in such Registration Statement of our analysis of certain Quicksilver Resources Inc. Texas oil and gas interests and oil and gas industry data relating to the Fort Worth Basin and the greater United States from January 30, 2007 through February 9, 2007.
W.D. Von Gonten & Company

William D. Von Gonten, Jr., P.E.